Rejuve.Bio

Rejuve.Bio aims to revolutionize the field of longevity treatments and extend human health span to new levels by leveraging advanced AI technology and data-driven approaches. The company envisions a future where aging is viewed as a treatable and preventable condition rather than an inevitability.

Invest

$99.96 minimum investment

DEADLINE: April 26, 2024

in 2 months

SHARE PRICE

$8.33

TOTAL RAISED

$41,392

VALUATION

$39,984,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Rejuve.Bio is a pioneering biotech company at the forefront of using advanced AI and machine learning to develop innovative solutions for longevity treatments and aging-related diseases.

Their unique approach involves leveraging data from long-lived animal models, such as Methuselah Flies, and crowdsourced human data sets to accelerate the drug discovery process. By combining state-of-the-art AI technology with extensive biomedical knowledge, **Rejuve.Bio aims to identify common genetic pathways and develop therapeutics that can extend human health-span and mitigate the impact of aging.**

Rejuve.Bio primarily conducts business with a wide range of stakeholders in the healthcare and biotech sectors. Their customers and collaborators include pharmaceutical companies, research institutions, and healthcare providers interested in advancing longevity treatments and addressing age-related diseases. Additionally, Rejuve.Bio's partnership with the Rejuve Network, a tokenomically-incentivized network that collects crowdsourced human data, allows them to collaborate with individuals who are enthusiastic about contributing to the advancement of longevity research. Their business activities also extend to licensing their methods and techniques to other biotech projects, generating additional insights and fostering collaborations within the industry.

> ***"As CEO of Rejuve.Bio, I feel privileged to lead a talented and diverse team, pioneering the integration of cutting-edge AI and revolutionary biomedical insights into a potent anti-aging force. Our journey will reshape the longevity narrative, sparking a future in which age is simply a number, and vitality knows no bounds."***
>
> – Kennedy Schaal
> CEO Rejuve.bio

PROBLEM

Are you ready to rewrite the narrative of aging?

Imagine a world where growing older doesn't have to mean a decline in health and vitality. That's the vision driving Rejuve.Bio, a groundbreaking biotech company on a mission to revolutionize longevity treatments and combat aging-related diseases.

As our global population continues to age, the impact of age-related conditions is becoming increasingly burdensome. **Did you know that aging-related healthcare costs account for trillions of dollars worldwide?** According to the World Health Organization, the number of people aged 60 and older is expected to double by 2050. This calls for urgent and innovative solutions to improve the health and well-being of our aging population.

We believe Rejuve.Bio is leading the charge by harnessing the power of advanced AI and cutting-edge data analysis.

By leveraging the genetic insights from long-lived Methuselah Flies and integrating human data sets, they are pioneering breakthrough therapies that target the underlying mechanisms of aging. With their groundbreaking research, Rejuve.Bio aims to not only extend human life but also enhance healthspan, enabling individuals to live longer, healthier, and more fulfilling lives. Join us in redefining what it means to age gracefully and rewrite the story of longevity.

SOLUTION

We believe Rejuve.Bio offers a groundbreaking solution to address the challenges of aging and improve healthspan. Their approach revolves around harnessing the power of advanced artificial intelligence (AI) and machine learning to accelerate the discovery of innovative longevity treatments.

By analyzing data from long-lived Methuselah Flies, a specially bred animal model, and integrating it with human health and omics data, Rejuve.Bio uncovers genetic pathways and common mechanisms that contribute to longevity and aging-related diseases. **This valuable information can enable them to develop targeted therapeutics that can extend healthspan and mitigate age-related conditions.**


REJUVE.BIO

Through their state-of-the-art AI toolkit, Rejuve.Bio's team of experts leverages neural-symbolic machine learning, reasoning, and transfer learning algorithms. This advanced technology allows them to analyze complex data and generate valuable insights into the biology of aging. By continuously updating their AI platform, **Rejuve.Bio can stay at the forefront of scientific advancements, driving the development of effective and personalized longevity treatments.**


REJUVE.BIO

With their pioneering research and commitment to advancing the field of longevity, Rejuve.Bio aims to reshape our understanding of aging, unlock new possibilities for extending human life, and empower individuals to enjoy healthier, more vibrant lives as they age.

SUCCESS TO DATE

- **AI Tech for Alzheimer's supplements with proven efficacy.**
  Leveraging an early version of OpenCog, we pioneered the development of Alzheimer's supplements at Genescient, Our CEO, Kennedy Schaal's inaugural enterprise. A meticulous pilot study conducted from 2013-2015 on 50 patients evidenced the supplement's potency in preserving cognitive function without adverse side effects. Beyond its therapeutic applications, the supplement was designed with prophylactic potential in mind. Under Kennedy's visionary leadership, there's an ambitious blueprint to revisit and enhance the supplement. This may involve in-depth studies on its mechanism of action (MOA) and vital biomarker assessments. While our foundation is built upon past successes, our eyes are set on forging an even stronger, evidence-backed narrative in the future. Our journey, underscored by innovation, holds promise, but it requires strategic funding to bring this vision to fruition.
- **Selectively bred Methuselah flies to live 8x longer than control flies.**
  Increased the lifespan of the test flies by 4.5X.
- **60% of fly DNA translates to primates.**
  Shared genes involved in aging, metabolism, neuro function, cardiac function, and immune system provide the best data for translation.

BUSINESS MODEL

Rejuve.Bio plans to generate revenue through a variety of channels, including **business-to-business partnerships, direct-to-consumer products, and licensing their methods and techniques.** We intend to collaborate with pharmaceutical companies, research institutions, and healthcare providers, providing them with advanced AI-driven insights and solutions for longevity treatments.

Additionally, Rejuve.Bio plans to offer **direct-to-consumer products** such as innovative therapeutics and nutraceuticals that enhance healthspan. Furthermore, by licensing our cutting-edge methods and techniques to other biotech projects, we plan to create additional revenue streams while fostering collaboration and knowledge-sharing within the industry.


REJUVE.BIO

> **"The global market for anti-aging and longevity products and services is projected to reach USD44.92 Billion by the year 2031 at a 6.5% CAGR during the forecast period for 2023-2031."**
>
> ---
> *InsightAce Analytic*

MARKET

The market opportunity for Rejuve.Bio is substantial and growing rapidly. With the aging population and increasing demand for solutions to address age-related health concerns, there is a significant market need for innovative approaches like those offered by Rejuve.Bio. Their use of advanced AI, data-driven research, and groundbreaking therapeutics positions them at the forefront of the burgeoning longevity industry, tapping into a market ripe with potential.


REJUVE.BIO

PRESS

- **OC Register**
  Flying in the face of aging
- **SingularityNET Blog**
  Probing the Secrets to Human Longevity with Methuselah Flies

TEAM



Kennedy Schaal
CEO

She is well-known for her revolutionary work with Methuselah Flies and has expertise in genetics, AI, and applied research. She is shaping practical achievements in aging research as a published author, Lab Director, and Chief Biologist. Kennedy's objective is to use genetics and AI to change health, changing human wellness worldwide.



Dr. Ben Goertzel
Chief AI Scientist

Dr. Ben Goertzel, Chief AI Scientist at Rejuve.Bio, is a well-known cross-disciplinary scientist and author. He is a high-profile speaker at global events, with experience in artificial general intelligence, natural language processing, and cognitive science. His influence spans AI and futurism as a leader at Singularity Studio and Humanity+. Ben builds Rejuve.Bio's AI-driven vision for enhancing lifespan and healthspan with a Ph.D. in mathematics and extensive scientific contributions.



Michael Duncan
Chief Science Officer

Michael Duncan, Chief Science Officer at Rejuve.Bio, is an AI and bioinformatics researcher. He gives a unique viewpoint to furthering longevity science, with a diversified background that includes applied mathematics and epidemiology. Michael's considerable experience in public health interventions and clinical services adds to Rejuve.Bio's dedication to developing creative solutions for age-related difficulties. As a former chief computational biologist, his leadership brings unique insights to Rejuve's revolutionary efforts inside the SingularityNET ecosystem.



Janet Adams
Chief Operating Officer

Janet Adams, Rejuve.Bio's Chief Operating Officer is a dynamic leader with a track record of operational excellence. Her strategic vision and expertise in operations drive Rejuve's innovative activities. Janet's experience in artificial intelligence improves the execution of Rejuve's aim to transform the future of aging research. Her dedication to innovation and collaboration strengthens Rejuve's position as a leader in the advancement of longevity solutions. Janet's leadership, as a driving force behind Rejuve's success, enhances the influence of cutting-edge research and technology on human healthspan.



Lewis Farrell

Chief Marketing Officer

Lewis Farrell, CMO of Rejuve.Bio, is a marketing visionary with in-depth knowledge of Life Science environments. His strategic thoughts and creative abilities drive Rejuve's ambition to transform aging research. Lewis delivers unique ideas to expand Rejuve's reach, with an experience in brand management and digital marketing. Rejuve's connection with varied audiences is driven by his passion for turning complex research into entertaining narratives. Lewis' leadership strengthens Rejuve's position at the bleeding edge of longevity improvements, bridging the gap between cutting-edge science and global effect.



Hedra Yusef

Chief Technology Officer

Rejuve.Bio's CTO, Hedra Yusuf, is an accomplished Software Engineer with AI skills. Notably, she contributed to SingularityNet's AI projects, such as ROCCA, as well as Mozi AI's Bioinformatics activities. Her various skills include NLP, machine learning, and data analysis. Hedra, who holds a Master's degree in computer science, pushes Rejuve's technological progress, redefining possibilities.



Axel Schumacher

Chief Biotechnology Officer

Chief Biotechnology Officer Dr. Axel Schumacher is a renowned geneticist, entrepreneur, and futurist. He pioneers epigenetics and co-founds breakthrough tech enterprises with 35+ years of experience in Aging, Genetics, Digital Health, and Precision Medicine. His groundbreaking research revealed 'epigenetic clocks' as well as widespread evidence of Alzheimer's epigenetic abnormalities. He guides digital healthcare strategy and blockchain research as a well-known and accomplished author. His broad work combines AI, genomics, and blockchain for disruptive solutions, all with the goal of revolutionizing aging.



Abdulrahman Semrie

Bio-AI Developer

Abdulrahman Semrie, Rejuve.Bio's Bio-AI developer, has four years of experience in machine learning and bioinformatics. Notably, he pioneered the use of Bayesian Neural Networks for anticancer prediction. His knowledge of Python, PyTorch, and other programming languages is extensive, and he holds a BSc in Software Engineering from Addis Ababa University.


Scientific Advisory Board
Aubrey De Grey
President and CSO, LEV Foundation
Joao Pedro de Magalhaes
Chair of Molecular Biogerontology, University of Birmingham
Alex Yang
CEO, Mstone Partners
José Cordeiro
Vice President, Humanity Plus
Liz Parrish
CEO, BioViva
Kresimir Pavelic
Professor of Biotechnology
Sandra Pavelic
Professor of Biotechnology
Cristina Rizza-LePort
Cardiologist

USE OF PROCEEDS

If the offering's maximum amount of $4,999,999 is raised:

Use	Value	% of Proceeds
Product Development	$3,755,000	75.1%
Go-To-Market Marketing Expenses	$1,000,000	20.0%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Rejuve Biotech Inc., doing business as Rejuve.Bio. This offering must raise at least $10,000 by April 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Rejuve.Bio may issue additional securities to raise up to $4,999,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,400,240 shares
× $8.33 per share
$44,983,999 implied valuation

FINANCIALS

Rejuve.Bio's official name is Rejuve Biotech Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 20, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Facebook

UPDATES

Feb 20, 2024 Primary offering of 600,240 shares at $8.33

Feb 20, 2024 Filed Form C

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